Exhibit 99.1
PRAXAIR ANNOUNCES PRICE INCREASES FOR GASES AND FACILITY FEES EFFECTIVE NOVEMBER 15, 2009
DANBURY, Conn., October 30, 2009 — Praxair, Inc. (NYSE: PX) is notifying bulk industrial and bulk medical gas customers in the United States and Canada of the following increases in prices and facility fees, effective November 15, 2009, or as contracts permit:
♦	10% for nitrogen, oxygen, argon, hydrogen, and carbon dioxide

♦	5% for helium

♦	10% for facility fees or monthly basic charges
Price adjustments may be higher or lower than these ranges in accordance with contract provisions.
These actions will enable Praxair to maintain a reliable supply of gases across its production system despite various production and distribution inefficiencies which have resulted from a significant reduction in customer demand.
Praxair, Inc. is the largest industrial gases company in North and South America, and one of the largest worldwide, with 2008 sales of $10.8 billion. The company produces, sells and distributes atmospheric, process and specialty gases, and high-performance surface coatings. Praxair products, services and technologies bring productivity and environmental benefits to a wide variety of industries, including aerospace, chemicals, food and beverage, electronics, energy, healthcare, manufacturing, metals and others. More information on Praxair is available on the Internet at www.praxair.com.
Media Contact: Maureen Fama, (203) 837-2025
Investor Relations Contact: Elizabeth Hirsch, (203) 837-2354